INDEPENDENT AUDITOR'S REPORT

TO THE PARTNERS
PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)
VISALIA, CALIFORNIA

I have audited the accompanying balance sheets of Pioneer Street Associates (A California Limited Partnership), as of December 31, 2005 and 2004, and the related statements of income, changes in partners capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Street Associates (A California Limited Partnership) as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernard E. Rea, CPA

Stockton, California
February 27, 2006

C O N T E N T S

Page

INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL STATEMENTS	1

FINANCIAL STATEMENTS

Balance sheets	2-3
Statements of income	4-7
Statements of changes in partners capital	8
Statements of cash flows	9-10
Notes to financial statements	11-14

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004

CURRENT ASSETS
Cash	$8,049	$31,707
Real estate tax and insurance	17,512	3,559
Prepaid expense	12,519	10,455
Total current assets	$38,080	$45,721

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenant security deposits held in trust	$44,020	$43,565
Replacement reserve	148,497	159,069
	$192,517	$202,634
PROPERTY AND EQUIPMENT, AT COST
Land	$300,000	$300,000
Buildings	3,667,343	3,662,431
Equipment	178,017	178,017
	$4,145,360	$4,140,448
Less accumulated depreciation	1,584,945	1,443,082
	$2,560,415	$2,697,366
OTHER ASSETS
Deferred charges, less accumulated amortization of $31,907 and $28,823	$33,943	$37,027

	$2,824,955	$2,982,748

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

LIABILITIES AND PARTNERS CAPITAL	2005	2004

CURRENT LIABILITIES
Current maturities of long-term debt	$42,103	$33,616
Accounts payable	4,733	11,080
Accrued interest	-	-
Accrued reporting and administrative fees	4,000	4,000
Accrued partnership management fee	5,600	-
Total current liabilities	$56,436	$48,696

DEPOSIT AND PREPAYMENT LIABILITIES
Tenant security deposits	$35,890	$34,175
Prepaid rents	-	-
	$35,890	$34,175
LONG-TERM DEBT
Mortgage payable, less current maturities	$1,673,185	$1,716,705

COMMITMENT

PARTNERS CAPITAL	$1,059,444	$1,183,172

	$2,824,955	$2,982,748

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

RENTAL INCOME
Apartments	$595,045	$581,172
Tenant assistance payments	-	-
Subsidy income	-	-
Miscellaneous	-	-
Sub-total potential rent revenue	$595,045	$581,172

VACANCIES
Apartments	$(30,191)	$(47,932)
Miscellaneous	-	-
Sub-total vacancies	$(30,191)	$(47,932)

Net rental revenue	$564,854	$533,240

FINANCIAL REVENUE
Interest Income - project operations	$838	$672
Income from investments - replacement reserve	2,581	1,115
Income from investments - operating reserve	-	-
Income from investments - miscellaneous	-	-
Sub-total financial revenue	$3,419	$1,787

OTHER REVENUE
Laundry and vending	$10,252	$12,754
NSF and late charges	-	-
Damage and cleaning fees	24	2
Forfeited tenant security deposits	3,851	8,915
Other revenue	12,670	12,438
Sub-total other revenue	$26,797	$34,109

Total revenues	$595,070	$569,136

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME (CONTINUED)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
OPERATING EXPENSES

Renting expenses
Advertising	$659	$895
Miscellaneous renting expenses	4,630	3,429
Sub-total renting expenses	$5,289	$4,324

Administrative expenses
Office salaries	$-	$-
Office supplies	1,858	4,607
Office rent	-	-
Management fee	48,384	46,704
Manager's salary	26,358	30,016
Legal expense	2,022	9,408
Audit expense	4,725	4,532
Bookkeeping / accounting services	-	-
Telephone and answering service	1,274	1,145
Bad debts	-	-
Miscellaneous administrative expenses	-	4,958
Sub-total administrative expenses	$84,621	$101,370

Utilities expense
Fuel oil / coal	$-	$-
Electricity	16,371	12,012
Water	15,949	14,709
Gas	-	-
Sewer	-	-
Sub-total utilities expense	$32,320	$26,721

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME (CONTINUED)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Operating and maintenance expense
Janitor and cleaning payroll	$-	$-
Janitor and cleaning supplies	-	-
Janitor and cleaning contract	-	-
Exterminating payroll / contract	-	-
Exterminating supplies	-	-
Garbage and trash removal	18,339	17,594
Security payroll / contract	-	-
Grounds payroll	-	-
Grounds supplies	-	-
Grounds contract	29,967	23,727
Repairs payroll	45,494	37,938
Repairs material	32,121	20,742
Repairs contract	40,896	23,644
Heating / cooling repairs and maintenance	-	-
Decorating payroll / contract	-	-
Decorating supplies	-	1,079
Vehicle and maintenance equipment o & r	-	-
Miscellaneous operating and maint. expenses	8,304	19,720
Sub-total operating & maint. expense	$175,121	$144,444

Taxes and insurance
Real estate taxes	$17,323	$25,744
Payroll taxes	6,809	7,511
Miscellaneous taxes, licenses, and permits	1,035	1,005
Property and liability insurance	12,958	12,832
Fidelity bond insurance	-	-
Workman's compensation	8,292	7,776
Health insurance and other employee benefits	8,470	8,086
Other insurance	-	-
Sub-total taxes & insurance	$54,887	$62,954

Total operating expenses	$352,238	$339,813

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME (CONTINUED)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
OTHER EXPENSES
Interest expense - mortgage	$136,413	$144,390
Interest expense - notes	-	-
Miscellaneous financial expense	-	-
Depreciation and amortization	144,947	143,936
Reporting fee	2,000	2,000
Administrative fee	2,000	2,000
Partnership management fee	11,200	-
Sub-total other expenses	$296,560	$292,326

Total expenses	$648,798	$632,139

Net income (loss)	$(53,728)	$(63,003)

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS CAPITAL
YEARS ENDED DECEMBER 31, 2005 AND 2004

		General	Limited
	Total	Partners	Partner
Partners capital December 31, 2003	$1,324,175	$(410,640)	$1,734,815

Partners capital contributions	-	-	-

Partners capital distributions	(78,000)	(78,000)	-

Net income (loss)	(63,003)	(630)	(62,373)
Partners capital December 31, 2004	$1,183,172	$(489,270)	$1,672,442

Partners capital contributions	-	-	-

Partners capital distributions	(70,000)	(70,000)	-

Net income (loss)	(53,728)	(537)	(53,191)
Partners capital December 31, 2005	$1,059,444	$(559,807)	$1,619,251

Percentage at December 31, 2005	100%	1%	99%

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(53,728)	$(63,003)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	144,947	143,936
Change in assets and liabilities:
Decrease (increase) in:
Rents receivable	-	-
Prepaid expenses	(2,064)	286
Tenants' security deposits	(455)	(366)
Tax and insurance impounds	(13,953)	5,896
Increase (decrease) in:
Accounts payable	(6,347)	5,837
Bank overdraft	-	-
Accrued reporting and administrative fee	-	-
Accrued partnership management fee	5,600	-
Accrued interest	-	-
Prepaid rents	-	-
Tenants' security deposits	1,715	(1,425)
Net cash provided by (used in) operating activities	$75,715	$91,161

CASH FLOWS FROM INVESTING ACTIVITIES
Funding of replacement reserve	$(29,874)	$(28,458)
Withdrawals from replacement reserve	40,446	18,150
Acquisition of property and equipment	(4,912)	(15,542)
Net cash provided by (used in) investing activities	$5,660	$(25,850)

CASH FLOWS FROM FINANCING ACTIVITIES
Partner contributions	$-	$-
Partner distributions	(70,000)	(78,000)
Principal payments on long-term debt	(35,033)	(30,987)
Net cash provided by (used in) financing activities	$(105,033)	$(108,987)

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Increase (decrease) in cash and cash equivalents	$(23,658)	$(43,676)

Cash and cash equivalents
Beginning	31,707	75,383

Ending	$8,049	$31,707

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$136,413	$144,390

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Partnership's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

BASIS OF ACCOUNITNG

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

CAPITALIZATION AND DEPRECIATION

Land, buildings and improvements are recorded at cost. Depreciation of buildings and equipment is computed principally using the Modified Accelerated Cost Recovery System which approximates straight-line for buildings and double-declining balance for equipment over the following estimated useful lives:

Years
Buildings	27.5
Equipment	7

Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

CASH AND CASH EQUIVALENTS

For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying balance sheet.

AMORTIZATION

Deferred charges are amortized over the following estimated useful lives using the straight-line method:

Years
Deferred debt expense	30
Tax credit monitoring fee	15

INCOME TAXES

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  These assumptions affect the reported amounts of assets, liabilities and the amount of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from the estimates made.

PERSONAL ASSETS AND LIABILITIES

In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Partnership, nor any provision for income tax expense.

SFAS NO. 144

Statement of Financial Accounting Standards (SFAS) NO. 144 requires that long-lived assets and certain identifiable intangibles held and used by a entity be reviewed for impairment whenever events or changes in circumstances that the carrying amount of an asset may not be recoverable.  The adoption of SFAS No, 144 has not materially affected the partnership’s reported earning, financial condition or cash flows.

RECLASSIFICATIONS
NOTE 2 - ORGANIZATION
Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year financial statements.

Pioneer Street Associates is a California Limited Partnership which was formed in February 1994, to develop, construct, own, maintain and operate a 112-unit multi-family apartment complex known as Foothill Vista Apartments and is located in the city of Bakersfield, California. The major activities of the Partnership are governed by the Partnership Agreement and Loan Agreement with the Pacific Life. Under the Loan Agreement, the Partnership is required to provide low cost housing to moderate or low-income households.

The Partnership has three general partners and one investing limited partner. Partnership transactions with the general partners are described in other notes to this financial statement.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - DEFERRED CHARGES

Deferred charges as of December 31, 2005 and 2004, consists of the following:

	2005	2004
Deferred debt expense	$39,200	$39,200
Tax credit monitoring fee	26,650	26,650
	$65,850	$65,850
Less accumulated amortization	31,907	28,823
	$33,943	$37,027

NOTE 4 - RESTRICTED DEPOSITS AND FUNDED RESERVES

In accordance with the Partnership and the Pacific Life replacement Reserve Agreements, the Partnership is required to maintain a replacement reserve account. The account is to be funded annually in the amount of $28,000 until the aggregate balance of the account reaches $182,000.

NOTE 5 - LONG-TERM DEBT

Long-Term debt consisted of a permanent loan with Pacific Life in face amount of $1,960,000.

Under the terms of the 30-year Promissory Note with Pacific Life, the loan provides for an initial interest rate of 8.17% and monthly payments of $14,614.74 commencing on November 1, 1995, and continuing through September 2025. The interest rate and monthly payment will be adjusted at year eleven (11) and year Twenty-one (21), at which time the interest rate will be adjusted based on the Current Index plus 2.75% and the payment will be adjusted and determined by the amount of the monthly payment that would be sufficient to repay the note within 360 months of the initial payment date. As of December 31, 2005, the current interest rate and minimum monthly payment due is 6.93% and $13,304.35, respectively.

The apartment complex is pledged as collateral for the mortgage and is secured by deeds of trust, assignment of rents, security agreements and fixture filings against the property.

Aggregate maturities of Long-term debt for the next five years are as follows:

December 31, 2006	$42,103
2007	45,116
2008	48,343
2009	51,802
2010	55,508
Thereafter	1,472,416
TOTAL	$1,715,288

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

MANAGEMENT FEE

In accordance with the management agreement, the Partnership paid Tetra Property Management Company, affiliates of one of the general partners, a management fee during 2005 and 2004 in the amounts of $48,384 and $46,704, respectively, for services rendered in connection with the leasing and operation of the project. The fee for its services is approximately 8% of the project's rental income.

ANNUAL REPORTING FEE

An annual reporting fee of $2,000 is payable to the limited partner, WNC California Housing Tax Credit Fund IV, L.P. Series 2, an investor limited partner which holds a 99% interest in the partnership, for services to be rendered for accounting matters relating to preparation of tax returns and other reports required.

ANNUAL PARTNERSHIP ADMINISTRATIVE FEE
An annual partnership administrative fee of $2,000 is payable to the general partners, for their services to be rendered in connection with the administration of the day to day business of the Partnership.

PARTNERSHIP MANAGEMENT FEE

An annual partnership management fee of $5,600 is payable to the Central Valley Coalition for Affordable Housing (A California Nonprofit Corporation) for services rendered for partnership administrative matters relating to day to day operations of the partnership. For the year ended December 31, 2005, $11,200 was accrued (which includes a back charge of $5,600) and charged to operations.

NOTE 7 - CONCENTRATION OF CREDIT RISK

The Partnership maintains cash and cash equivalents at two financial institutions located in California. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per financial institution. At December 31, 2005, the Partnership's uninsured cash balances totaled $18,078.

NOTE 8 - COMMITMENT

The Partnership entered into a Regulatory Agreement with the Tax Credit Allocation Committee (TCAC), established under Section 50185 of the Health and Safety Code of the State of California. Under this Agreement, the Partnership shall maintain the project as a Qualified Low-income Housing Project for a period of 55 consecutive taxable years beginning with 1995, the first taxable year of the Credit Period. In exchange for this agreement, TCAC has authorized an allocation relating to the low-income housing credit under the provisions of Section 42 of the Internal Revenue Code.

NOTE 9 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is Foothill Vista Apartments. The Partnership's operations are concentrated in the multifamily real estate market.